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                                                                   EXHIBIT 10.40

                             3DFX INTERACTIVE, INC.
                                  P.O. BOX 790
                          ALVISO, CALIFORNIA 95002-0790

                                February 16, 2001

("CREDITOR" OR "YOU")


Dear Creditor:

         I am enclosing for your information a copy of the Prospectus/Proxy Statement that is being distributed to the shareholders of 3dfx Interactive, Inc. ("3dfx"). The Prospectus/Proxy Statement describes the proposals that are being submitted for 3dfx shareholder approval, namely the dissolution of 3dfx and the sale to an affiliate of Nvidia Corporation ("Nvidia") of certain assets of 3dfx (the "Nvidia Sale"). The SEC decided not to review the Prospectus/Proxy Statement and has since declared the related registration statement effective, which allowed us to accelerate the 3dfx shareholder meeting date to vote on these proposals to March 27, 2001.

         Under the terms of the Asset Purchase Agreement between 3dfx and Nvidia, Nvidia has agreed to pay $70 million in cash and one million shares of Nvidia common stock for the 3dfx assets that it is purchasing, subject to a number of conditions. Of the $70 million in cash to be received by 3dfx at closing, $15 million must immediately be applied to the repayment of a bridge loan made by Nvidia to 3dfx in December 2000, so 3dfx will receive a net cash amount at closing of $55 million (the "Closing Cash Payment"). Nvidia is not, however, required to deliver the shares of its common stock provided for in the purchase agreement (the "Stock Payment") until 3dfx is able to satisfy certain additional conditions, including 3dfx's delivery of a certificate that it has satisfied all of its and its subsidiaries' liabilities. In order to meet this post-closing requirement, 3dfx is permitted under the terms of the purchase agreement to request that Nvidia make a one-time exchange of up to 500,000 shares of Nvidia common stock from the Stock Payment for up to $25 million in cash, provided that the cash from the exchange will be sufficient to satisfy in full all remaining liabilities.

         As the Closing Cash Payment will not alone be sufficient to satisfy 3dfx's and its subsidiaries' liabilities, 3dfx expects that it will be required to exchange stock for cash from Nvidia in order to fully pay these liabilities and otherwise be entitled to receive the balance of the Stock Payment. 3dfx expects that the aggregate cash provided by the Closing Cash Payment and the stock-for-cash exchange will be sufficient to pay all known current and determinable liabilities, although unknown, contingent or disputed liabilities could result in liabilities exceeding this aggregate cash amount. If this were to be the case, then Nvidia would not be obligated to make the stock-for-cash exchange or otherwise deliver the Stock Payment to 3dfx.

         We have updated 3dfx's accounts payable records in response to the helpful feedback we received from a number of creditors. Our records reflect that 3dfx owes you an aggregate amount of $_____________ (the "Repayment Amount"), which is the principal amount owed for goods and services provided by you, but does not include any interest, penalties, costs or attorney's fees (other than interest accruing on loans extended by financial institutions). If you agree that this is the amount owed to you, then 3dfx is requesting that you review the "Terms of Settlement and Release" set forth below in this letter, countersign it and return it to the address indicated below. 3dfx is sending this letter to you and to all of its other creditors and is seeking counter-execution of these letters for three principal reasons:

         o First, to ensure to the greatest extent possible that all of 3dfx's creditors are treated fairly and equally by receiving the principal amounts of their claims;

         o Second, to assure Nvidia that 3dfx will, upon making the stock-for-cash exchange, be in a position to satisfy all of its liabilities; and

         o Third, to ensure that amounts owed by 3dfx to its creditors are paid as soon as possible, without delay resulting from resolving contingent or disputed claims.

         UPON CLOSING OF THE NVIDIA SALE, A PORTION OF THE CLOSING CASH PAYMENT WILL BE RESERVED TO FINANCE THE WIND-DOWN OF 3DFX'S OPERATIONS, WITH THE BALANCE USED TO MAKE PRO RATA PAYMENTS TO ALL 3DFX CREDITORS WHOSE COUNTERSIGNED LETTERS ARE TIMELY RECEIVED BY 3DFX. THE BALANCE OF THE REPAYMENT AMOUNT DUE TO SUCH CREDITORS WILL BE PAID TO THEM FOLLOWING THE STOCK-FOR-CASH EXCHANGE PROVIDED FOR IN THE PURCHASE AGREEMENT WITH NVIDIA. THOSE CREDITORS WHOSE COUNTERSIGNED LETTERS ARE NOT TIMELY RECEIVED BY 3DFX WILL NOT RECEIVE PAYMENT OF THEIR CLAIM UNTIL ALL CLAIMS ARE RESOLVED AND 3DFX RECEIVES SUFFICIENT CASH TO PAY ALL CREDITORS IN FULL.

         If you are in agreement that the Repayment Amount indicated above is the total amount owed to you by 3dfx and its subsidiaries, then please read the following Terms of Settlement and Release carefully, countersign this letter and return it to 3dfx as indicated below:



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February 16, 2001
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                         TERMS OF SETTLEMENT AND RELEASE

                  Creditor, on its own behalf and on behalf of its subsidiaries, affiliates, predecessors and successors (together, the "Releasing Parties"), agrees to accept the Repayment Amount indicated above in this letter in full, final, and complete satisfaction of all of the claims of the Releasing Parties against 3dfx and its subsidiaries, affiliates, predecessors, successors, officers, directors, employees, agents, and attorneys (together, the "Released Parties"), whether known or unknown, asserted or unasserted, from the beginning of time to February 16, 2001, and waive and release any and all related claims including claims for penalties, interest, costs, disbursements or attorneys fees related in any way to the claims of the Releasing Parties against the Released Parties. The Releasing Parties acknowledge that they have had the opportunity to be advised by legal counsel, and that they are familiar with the provisions of the California Civil Code
         Section 1542 which provides as follows:

              A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         The Releasing Parties, being aware of the above Code Section, hereby expressly, knowingly and intentionally waive any rights any of them may have thereunder, as well as under any other statute or common law principles of similar effect.

         It is understood and agreed that if on or before May 18, 2001, you do not receive a pro rata payment of that portion of the Closing Cash Payment allocated to 3dfx creditors whose countersigned letters are received by 3dfx, then all the terms of this letter, including the Terms of Settlement and Release, shall be null and void.

         BECAUSE YOUR AGREEMENT WITH THE TERMS OF THIS LETTER, INCLUDING THE TERMS OF SETTLEMENT AND RELEASE ABOVE, MAY COMPROMISE THE AMOUNT YOU BELIEVE THAT 3DFX OWES TO YOU, YOU ARE URGED TO CONSULT WITH AN ATTORNEY OF YOUR CHOICE TO ADVISE YOU OF THE EFFECT OF YOUR COUNTER-EXECUTION OF THIS LETTER.

         If you are in agreement with all of the terms of this letter, including the above Terms of Settlement and Release, please countersign this letter in the space provided below and return this letter so that it is received by 3dfx on or before March 23, 2001 at the following address:

                             3DFX INTERACTIVE, INC.
                                  P.O. Box 790
                          Alviso, California 95002-0790

         If you have any questions regarding the Nvidia Sale or the process by which 3dfx intends to address the claims of its creditors, please address them to me at the above address. I assure you that it is 3dfx's intent to treat all of its creditors fairly and equally. Please know that I, on behalf of 3dfx, very much appreciate the patience that you and other 3dfx creditors have demonstrated to this point. As you can see, the terms and procedures leading up to the closing of the Nvidia Sale, as well as winding up of 3dfx's affairs thereafter, are delicate and complex. I sincerely believe that your continued cooperation with this process is not only in your best interest, but in the best interest of all of 3dfx's creditors. I look forward to receiving your countersigned copy of this letter.

                              Sincerely,


                              Richard A. Heddleson
                              Chief Financial Officer of 3dfx Interactive, Inc.

                              President of STB Systems, Inc. and other 3dfx subsidiaries

THE UNDERSIGNED CREDITOR OF 3DFX INTERACTIVE, INC. AND/OR ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING STB SYSTEMS, INC.) DOES HEREBY ACKNOWLEDGE AND AGREE TO ALL OF THE TERMS CONTAINED IN THIS LETTER, INCLUDING THE TERMS OF SETTLEMENT AND
RELEASE:


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Name of Creditor                               Date


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Signature of Authorized Person                 Title of Authorized Person